Exhibit 10.1

SHARE SUBSCRIPTION AGREEMENT

dated as of

September 20, 2010

by and between

CANON INVESTMENT HOLDINGS LIMITED

and

ALTAIR NANOTECHNOLOGIES, INC.

i

ii

Company Disclosure Schedule

iii

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of September           , 2010, by and between Canon Investment Holdings Limited, a company organized under the laws of Hong Kong (the “Buyer”), and Altair Nanotechnologies Inc., a company organized under the laws of Canada (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties contemplate a transaction pursuant to which, upon the terms and subject to the conditions set forth in this Agreement, the Company will issue and sell to Buyer, and Buyer will subscribe for, certain newly-issued common shares, without par value, of the Company (the “Common Stock”), and immediately following such issuance and subscription, Buyer will be the beneficial owner of 51.0% of the outstanding shares of Common Stock on a Fully Diluted Basis (as defined below);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its shareholders to enter into this Agreement and the other Transaction Documents (as defined below) and (ii) approved the execution and delivery of this Agreement and the other Transaction Documents and, subject to required shareholder approval and the satisfaction of other conditions to Closing described herein, the consummation of the transactions contemplated hereby and thereby upon the terms and conditions contained herein and therein;

WHEREAS, as an inducement to Buyer entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (i) Al Yousuf LLC, a company organized under the laws of United Arab Emirates (“Al Yousuf LLC”), is entering into a Voting Agreement relating to the shares of Common Stock owned by it (the “Al Yousuf Voting Agreement”), (ii) Al Yousuf LLC and the Company are entering into a Waiver and Rights Agreement (together with the Al Yousuf Voting Agreement, the “Al Yousuf Agreements”), and (iii) the directors and officers of the Company are each entering into a Voting Agreement relating to the shares of Common Stock owned by him/ her (collectively, the “Voting Agreements”);

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Buyer and the Company hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01 .  Definitions.  (a) The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iv) any other transaction or series of transactions for financing or investment in the Company that could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated hereby or that could reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated hereby; provided, however, Acquisition Proposal shall not include the completion of Consolidation of the outstanding shares of Common Stock of the Company in accordance with Section 5.16 of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any U.S. federal, state or local, or any non-U.S. law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“ATM Agreement” means At-Market Issuance Sales Agreement dated June 9, 2010 by and between the Company and Thomas Weisel Partners LLC.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2010.

“Balance Sheet Date” means June 30, 2010.

“Business” means the business of the Company and its Subsidiaries, other than the Specified Business, as currently conducted or proposed to be conducted after the Closing.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the State of Nevada, the State of New York, Hong Kong, or the PRC are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Common Stock Issuance” means the issuance and sale of Common Stock by the Company to Buyer or its designee pursuant to the terms of this Agreement.

“Company Disclosure Schedule” means the disclosure schedule with respect to this Agreement, dated as of the date hereof, that has been delivered by the Company to Buyer simultaneously with the execution hereof.

“Company Rights Agreement” means the amended and restated shareholder rights plan agreement dated October 15, 1999 (as amended on October 5, 2008), by and between the Company and Equity Transfer Services, Inc.

 “Confidentiality Agreement” means the International Mutual Nondisclosure Agreement dated as of June 16, 2010 by and between Altairnano, Inc. (a Subsidiary of the Company), and Zhuhai Yintong Energy Co. Ltd. (an Affiliate of Buyer).

“Consolidation” means the proposed consolidation of the Company’s Common Stock approved by the shareholders of the Company on May 24, 2010.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other third party, relating to the environment, the effect of the environment on human health and safety, or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exon-Florio” means the Exon-Florio Statute, Sec. 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. App. 2170).

“Fully Diluted Basis” means, with respect to any class of Company Securities, all outstanding shares of such class and all shares issuable in respect of securities convertible into or exchangeable for shares of such class, all share appreciation rights, options, warrants and other rights to purchase or subscribe for such Company Securities or securities convertible into or exchangeable for such Company Securities.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means, with respect to any Person,  any transnational, U.S. or non-U.S., domestic or foreign, federal, state or local governmental, regulatory, judicial or administrative authority, department, court, agency or official, including any political subdivision thereof, with jurisdiction over such Person or the activity in question.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises, exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names, logos, corporate names and other indications of origin (in each case whether or not registered), the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, and improvements to the inventions disclosed in each such patent or patent application or otherwise described in this clause (ii), in any jurisdiction, (iii) trade secrets and, whether or not confidential, know-how (including manufacturing and production processes and techniques and research and development information) and business information (including pricing and cost information, business and marketing plans and customer and supplier lists), (iv) writings and other works (including Software), whether copyrightable or not, in any jurisdiction, and any and all copyrights, whether or not registered, and registrations or applications for registration of copyrights in any jurisdiction, and any derivative works, renewals, extensions, reversions or restorations thereof, (v) moral rights, database rights, design rights, industrial property rights, rights of publicity and privacy rights, (vi) any other intellectual property or similar proprietary rights and (vii) all rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement or misappropriation of any of the foregoing.

“Investor Rights Agreement” means the Investor Rights Agreement dated as of the date hereof by and between the Company and the Buyer.

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned, licensed or leased by the Company or any of its Subsidiaries (other than the Specified Assets).

“knowledge of the Company” or “Company’s knowledge” means, with respect to any matter in question, the knowledge of any of the persons identified in Schedule 1 after reasonable inquiry.

 “Licensed Intellectual Property Rights” means all Intellectual Property Rights (other than the Intellectual Property Rights included in the Specified Assets) owned by a third party and licensed or sublicensed to either the Company or any Subsidiary or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, right of first refusal, preemptive right, community property right or other similar adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any change, event, effect, occurrence, development, condition, state of facts or circumstances that has or would have a material adverse effect on the business operations, properties, condition (financial or otherwise), result of operations or prospects of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby and thereby; provided that none of the following shall be deemed to constitute a Material Adverse Effect: any adverse change, event, effect, occurrence, development, condition, state of facts or circumstances to the extent arising from (1) changes in general business or economic conditions occurring after the date hereof that do not have a disproportionate adverse effect on the Company and its Subsidiaries compared to others in the same industry, (2) disruptions in the financial, banking or securities markets after the date hereof that do not have a disproportionate adverse effect on the Company and its Subsidiaries compared to others in the same industry, (3) the execution, announcement or performance of this Agreement, including any shareholder derivative actions relating thereto, (4) changes in the trading prices of the Common Stock, or (5) the taking of such actions required by the closing condition set forth in Section 6.01(f)(i) or in Section 6.01(f)(ii) but only to the extent the taking of such actions will not result in the exclusion or disposal of any products, technology or related services that are necessary or required for the Business of the Company.  For the avoidance of doubt, “Material Adverse Effect” shall include inaccuracies or breaches with respect to representations and warranties herein relating Company’s technology (including Intellectual Property Rights) which inaccuracies or breaches would be material to the Company and its Subsidiaries taken as a whole.

“Military Contracts” means the Current Military Contracts and the other contracts identified on Schedule 3.13(c).

“NASDAQ” means The Nasdaq Stock Market.

“Offtake Agreement” means the Conditional Supply and Technology Licensing Agreement dated as of the date hereof by and among the Company, Altairnano, Inc. (a Subsidiary of the Company) and Zhuhai Yintong Energy Co. Ltd. (a subsidiary of Buyer).

“Owned Intellectual Property Rights” means all Intellectual Property Rights (other than the Intellectual Property Rights included in the Specified Assets) owned or exclusively licensed by either the Company or any Subsidiary.

“Permitted Liens” means (i) Liens disclosed on the Balance Sheet; (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or (iii) Liens that, in the aggregate, do not materially impair the value or interfere with the continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” means the People’s Republic of China and all political subdivisions thereof, and for the purposes of this Agreement, excludes Hong Kong, Taiwan and Macau.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, migrating, or other release at, in, on, under, to, from, through, into or onto the environment, including the abandonment or discard of barrels, containers, tanks or other receptacles containing any Hazardous Substances.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces and data, in any form or format, however fixed, and all documentation related thereto.

“Specified Assets” means any “defense articles” (including “technical data”) as those terms are defined under sections 120.6 and 120.10, respectively of ITAR, that relate exclusively to the Military Contracts but do not otherwise relate to the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted after the Closing.

“Specified Business” means the business of the Company and its Subsidiaries that relates exclusively to the Military Contracts, but does not otherwise relate to the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted after the Closing.

“Stock Options” means any options to purchase shares of Common Stock outstanding as of or at any time following the date hereof under any of the Stock Plans.

“Stock Plans” means the Company’s 1996 Stock Option Plan, 1998 Stock Option Plan, the 2005 Stock Incentive Plan, and any other compensatory option plans assumed by the Company pursuant to a merger, acquisition or other similar transaction pursuant to which there are outstanding awards as of the date hereof.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company, and includes Altairnano, Inc., Altair US Holdings, Inc. and Mineral Recovery Systems, Inc.

 “Third Party” means any Person or “group” as defined in Section 13(d) of the 1934 Act, other than Buyer or any of its Affiliates or representatives.

“Transaction Documents” means this Agreement, the Investor Rights Agreement, the Al Yousuf Agreements, the Voting Agreements, the Offtake Agreement, and the Rights Agreement Amendment.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2009 Company 10-K	3.06(a)
Adverse Recommendation Change	5.03(a)
Agreement	Preamble
Al Yousuf LLC	Recitals
Al Yousuf Voting Agreement	Recitals
Al Yousuf Agreements	Recitals
Bid	3.13(j)
BIS	5.10(b)
Budget	2.04
Buyer	Preamble
CFIUS	3.03
Closing	2.02
Common Stock	Recitals
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.02(b)
Company SEC Documents	3.08(a)
Company Securities	3.05(b)
Company Shareholder Approval	3.02(a)
Company Shareholder Meeting	5.02(a)
Company Software	3.18(i)
Current Military Contracts	3.13(d)
DDTC	3.03
EAR	3.37
EAR Embargoed Countries	6.02(m)

Term	Section
Early Termination Fee	8.04(b)
Employee Plans	3.23(a)
End Date	7.01(b)
Exon-Florio Filing	5.10(a)
Government Contract	3.13(j)
Independent Committee	5.14
IP License Agreements	3.18(a)
ITAR	3.03
Material Contract	3.12(b)
Multiemployer Plan	3.23(b)
New Board	2.04
OSC	3.08(a)
Per Share Price	2.01
Proxy Statement	3.30(a)
Purchase Price	2.01
Purchased Securities	2.01
Registered IP	3.18(a)
Representatives	5.03(a)
Rights Agreement Amendment	3.29(b)
Shareholder Derivative Actions	6.02(n)
Solvent	3.34(a)
Subsidiary Securities	3.06(b)
Superior Proposal	5.03(e)
Tax	3.16(k)
Tax Return	3.16(k)
Tax Sharing Agreements	3.16(k)
Taxing Authority	3.16(k)
Termination Fee	8.04(b)
U.K. Government	3.13(j)
U.S. Government	3.13(j)
WARN Act	3.23(k)
Voting Agreements	Recitals

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specified. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all rules and regulations promulgated thereunder.  References to “$” and “dollars” are to the currency of the United States.

ARTICLE 2
Subscription of Shares

Section 2.01.  Subscription of Shares.  Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to Buyer, and Buyer agrees to subscribe for, such number of shares of Common Stock as determined pursuant to Section 2.03 (all such shares purchased by Buyer or its permitted assignee hereto, collectively, the “Purchased Securities”), at the Closing, for a purchase price $0.3882 per share of Common Stock in cash (the “Per Share Price”) (the aggregate purchase price payable shall be referred to as the “Purchase Price”).  If the Consolidation shall take place following the date hereof and prior to the Closing, the number of Purchased Securities and the Per Share Price shall be appropriately adjusted; provided that, for the avoidance of doubt, the parties agree that the Purchased Securities shall constitute 51.0% of the outstanding shares of Common Stock on a Fully Diluted Basis immediately after the Closing, and the aggregate Purchase Price for the Purchased Securities shall remain the same. The Purchase Price shall be paid in cash as provided in Section 2.02.

Section 2.02.  Closing.  The closing (the “Closing”) of the sale and purchase of the Purchased Securities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than five Business Days, after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time or place as Buyer and the Company may agree.  At the Closing:

(a) Buyer shall:

(i) pay the Purchase Price, in immediately available funds by wire transfer to the account of the Company (such account details shall be separately provided by the Company to the Buyer at least five (5) Business Days prior to the Closing);

(ii) execute and deliver each of the Transaction Documents to which it is a party that has not been executed and delivered by it prior to the Closing;

(b) the Company shall:

(i) deliver, or cause to be delivered, to Buyer, a share certificate representing the Purchased Securities duly issued and in form sufficient to vest title fully in Buyer, free and clear of any Liens (other than restrictions on transfer imposed by Federal and state securities laws or Liens imposed or permitted to exist by Buyer) and with such legends as are contemplated by this Agreement;

(ii)  execute and deliver each of the Transaction Documents to which it is a party that has not been executed and delivered by it prior to the Closing.

Section 2.03.  Determination of Purchased Securities.  The parties hereto agree that “Purchased Securities” shall be such number of shares of Common Stock that will constitute 51.0% of the outstanding shares of Common Stock on a Fully-Diluted Basis immediately following the Closing.  Within one (1) Business Day following the satisfaction or waiver (if applicable) of the conditions in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing), the Company shall deliver a statement to Buyer stating the number of Purchased Securities to be issued by the Company at the Closing, accompanied by all information (including type and number of Company Securities outstanding) necessary for the Buyer to confirm that the number of Purchased Securities so stated will constitute 51.0% of the outstanding shares of Common Stock on a Fully Diluted Basis immediately following the Closing.

Section 2.04.  Use of Proceeds.  The parties recognize that the Company is at a critical junction of its corporate development and believe that the transactions contemplated hereby would be transformative for the Company and be mutually beneficial to both parties.  The Company is in need of a significant capital infusion, and estimates that its current cash and short-term investments balance combined with anticipated customer orders is sufficient to support its operations for a few months only.  Buyer believes that there exists major opportunities to re-position the Company to achieve a leading position in nano-lithium titanate battery cells and related industry through a significant reduction in its cost structure.  Buyer believes the most effective way to achieve these cost reductions would be for the Company to build a lithium titanate (LTO) materials production facility in China.  Buyer believes that the facility would significantly lower the Company’s current cost structure through reduced labor costs, improved raw material procurement and transport, proximity to market and increased economies of scale.  Based on its existing contracts for the production of batteries, for which Buyer has obtained required PRC governmental approvals, Buyer estimates having requirements for up to 5,000 tons of LTO materials per year.  The proceeds received by the Company from the transactions contemplated hereby will be used, in part, to construct a LTO materials production facility in China that is expected to have an initial annual production capacity of up to 2,000 to 3,000 tons of LTO materials, and the remainder will be used to fund the Company’s working capital needs and ongoing operations in the United States.  Management will prepare and submit for approval to the newly constituted Company Board (the “New Board”) promptly following the Closing a capital and operating budget (the “Budget”) before the first meeting of the New Board.  The proceeds from the sale of Common Stock to Buyer shall not be used by the Company until the Budget is approved by the New Board, except for fees and expenses incurred specifically for completion of the transaction which are owed.

ARTICLE 3
Representations and Warranties of the Company

Subject to Section 8.03, except (i) as set forth in the Company Disclosure Schedule or (ii) as disclosed in the Company SEC Documents filed after December 31, 2009 and prior to the date of this Agreement (as such reports have been amended prior to the date of this Agreement and including any Exhibits attached to or incorporated by reference into such reports regardless of the original filing date), the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate powers, governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Complete and correct copies of the articles and bylaws of the Company as currently in effect have been filed with the SEC or made available to Buyer prior to the date hereof. The Company is not in violation of its articles or bylaws.

Section 3.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s corporate powers and, except for the required approval by the Company’s shareholders for the Common Stock Issuance, have been duly authorized by all necessary corporate actions on the part of the Company.  The only vote of the holders of any class or series of the Company’s share capital necessary to approve the transactions contemplated by this Agreement is the approval for the Common Stock Issuance by a majority of the total votes cast by holders of Common Stock on such proposal at a meeting at which a quorum is present (the “Company Shareholder Approval”).  Each of this Agreement and the other Transaction Documents has been, or will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, each of this Agreement and the other Transaction Documents constitutes or will constitute at the Closing, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company Board has (i) determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby are in the best interests of the Company’s shareholders, (ii) approved and adopted this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (iii) resolved, subject to Section 5.03(b), to recommend approval of the Common Stock Issuance by its shareholders (such recommendation, the “Company Board Recommendation”).

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing by the Company with, any Governmental Authority other than (a) filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods, (b) a Notification Form Listing Additional Shares to be filed with the NASDAQ Capital Market, (c) Current Report on Form 8-K describing the Transaction Documents, the results of any shareholder vote, and  the Closing of the transactions contemplated hereby and related matters, (d) report of private placement under Part 6 of National Instrument 45-106 Prospectus and Registration Exemptions to be filed with the Ontario Securities Commission, (e) the filing of a preliminary and definitive proxy statements with the SEC, (f) submission of a notification to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Exon-Florio, (g) notification to the Directorate of Defense Trade Control (“DDTC”), U.S. Department of State of a material change in the Company's Statement of Registration resulting from the Company’s and its Subsidiaries’ cessation of manufacturing and exporting “defense articles” and providing “defense services” as those terms are defined under sections 120.6 and 120.9, respectively, of the International Traffic In Arms Regulations (22 C.F.R. parts 120-130) (“ITAR”), pursuant to the requirements of ITAR section 122.4(a)(2), and a request that DDTC invalidate the Company's registration code, (h) compliance with any applicable requirements of the HSR Act, and (i) such other actions or filings the absence of which would not reasonably be expected to prevent, hinder or materially delay the Company from consummating the transactions contemplated hereby or have a Material Adverse Effect.

Section 3.04.  Noncontravention.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate the articles or bylaws or similar organizational documents of the Company or of any Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law with respect to the Company, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 3.05. Capitalization.   (a) The authorized share capital of the Company consists of an unlimited number of shares of Common Stock.  As of the date hereof, there are issued and outstanding (i) 108,062,315 shares of Common Stock (which includes 843,984 shares of restricted stock), (ii) Stock Options to purchase 5,889,280 shares of Common Stock, (iii) warrants to purchase 7,028,440 shares of Common Stock, and there are 1,718,252 shares of Common Stock reserved under the Stock Plans and still available for issuance (as shares underlying Stock Options and Restricted Stock).  All outstanding shares of capital stock of the Company have been validly issued, fully paid, nonassessable and free of any preemptive or similar rights.  Schedule 3.05 contains a complete and correct list of each outstanding Stock Option to purchase shares of Common Stock and each outstanding warrant to purchase shares of Common Stock, including the holder, the date of grant, exercise price, vesting schedule and number of shares of Common Stock subject thereto.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.  Except as set forth in this Section 3.05, and for changes since the date hereof resulting from the exercise of Stock Options or warrants outstanding on the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) warrants, calls, options, or other rights, commitments or agreements to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (other than pursuant to the Company Rights Agreement) or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.  None of (i) the shares of capital stock of the Company or (ii) the Company Securities are owned by any Subsidiary of the Company.

(c) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or first offer or other similar rights with respect to any Company Securities.

(d) The Purchased Securities (i) will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights and (ii) when delivered to Buyer or its designee at Closing, will transfer to it valid title, free and clear of all Liens (other than restrictions on transfer imposed by Federal and state securities laws and Liens created or permitted to exist by Buyer).  Immediately following the Closing, the Purchased Securities shall constitute 51.0% of the outstanding shares of Common Stock of the Company on a Fully-Diluted Basis.

Section 3.06. Subsidiaries.  (a) All Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Company 10-K”); provided, however, Alsher Titania LLC is no longer a Subsidiary, and Fine Gold Recovery Systems Inc. has been dissolved and is no longer a Subsidiary. Each Subsidiary is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect. Each Subsidiary is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where such qualification is necessary, except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Complete and correct copies of the articles and bylaws or similar organizational documents of each of the Subsidiaries as currently in effect have been made available to Buyer prior to the date hereof. None of the Subsidiaries are in violation of their articles or bylaws or similar organizational documents.

(b) All of the outstanding capital stock or other voting securities of or ownership interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities).  There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of, or ownership interests in, any Subsidiary of the Company, or (ii) warrants, call options or other rights, commitments or agreements to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities of, or ownership interests in, or any securities convertible into or exchangeable for capital stock or voting securities of, or ownership interests in, any Subsidiary, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clause (i) through (iii), in addition to all shares of capital stock or voting securities of the Subsidiaries, being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(c) Neither the Company nor any Subsidiary directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person, other than (i) a Subsidiary and (ii) such publicly traded securities as identified on Schedule 3.06.

Section 3.07.  Offering Valid.  (a) Assuming the accuracy of the representations and warranties of Buyer contained in Section 4.06, (i) the offer, issuance and sale of the Purchased Securities will be exempt from the registration requirements of the 1933 Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws and (ii) neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance of the Purchased Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act.

(b) The issue, sale and delivery of the Purchased Securities is exempt from the requirements to file a prospectus or deliver an offering memorandum (as defined in applicable Canadian securities legislation) under applicable Canadian securities legislation relating to the sale of the Purchased Securities, or the Company has received such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum.

Section 3.08.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company has filed with or furnished to the SEC and the Ontario Securities Commission (“OSC”) and filed on SEDAR all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC or the OSC.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the Closing will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act, the Canada Business Corporations Act and applicable Canadian securities laws, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act and applicable Canadian securities laws did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the Closing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act and applicable Canadian securities laws, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the Closing will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has delivered, or otherwise made available through the SEC, to Buyer copies of all comment letters received by the Company from the SEC since January 1, 2007 relating to the Company SEC Documents, together with all written responses of the Company thereto. To the knowledge of the Company, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC.  To the knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

(g) The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Buyer a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2007.

(h) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) The Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(j) Since January 1, 2009, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct.

(k) The Company has not had any securitization transactions or other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since January 1, 2007.

(l) Since June 30, 2010, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings, to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act other than as reported on a Form 8-K filed with the SEC and on SEDAR prior to the date hereof.

Section 3.09.  Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year ended December 31, 2009 (and to the knowledge of the Company, no such deficiency or weakness been identified since such date).

(c) Since January 1, 2009, neither the principal executive officer nor the principal financial officer of the Company has knowledge of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(d) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(e) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 3.10.  Absence of Certain Changes.  (a) Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) From the Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01.

Section 3.11.  No Undisclosed Material Liabilities.  There are no liabilities of the Company or any Subsidiary, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in any liability, other than (i) liabilities disclosed or provided for in the Balance Sheet or disclosed in the notes thereto, (ii) liabilities arising from or under the Transaction Documents, or (iii) other undisclosed liabilities incurred in the ordinary course of business since the Balance Sheet Date in amounts consistent with past practice that do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12.  Material Contracts.  (a) Neither the Company nor any Subsidiary is a party to or bound by (in each case only to the extent not terminated or expired by its terms):

(i) any lease (whether of real or personal property) providing for annual rentals of $150,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $150,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $300,000 or more;

(iii) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company and its Subsidiaries of $150,000 or more or (B) aggregate payments to the Company and its Subsidiaries of $300,000 or more;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) copies of which have not been filed as Exhibits to the Company SEC Documents;

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than thirty (30)  days’ notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 5.01;

(vii) any option, license, franchise or similar agreement (other than IP License Agreements) related to the right to use or acquire any assets (including Intellectual Property Rights) of the Company or any Subsidiary of the Company by a third party or a third party by the Company or any Subsidiary of the Company;

(viii) any agency, dealer, sales representative, marketing or other similar agreement;

(ix) any agreement, contract, arrangement or understanding that limits the freedom or ability of the Company or any Subsidiary (now or after the Closing Date) to (i) sell any products or services of or to any other Person or in any geographic area, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or that limits the ability of any Person to provide products or services to the Company or any of its Subsidiaries;

(x) any agreement with (A) any of the Company’s Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote 5% or more of the outstanding voting securities of the Company or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any of its Affiliates or (D) any director or officer of the Company or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

(xi) any IP License Agreements; or

(xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

(b) Each agreement, contract, plan, lease, arrangement or commitment disclosed as an Exhibit to the Company SEC Documents or in Schedule 3.12(b), required to be disclosed pursuant to this Section (each, a “Material Contract”) is in full force and effect and is a legal, valid and binding agreement of the Company or any of its Subsidiaries, as the case may be, and enforceable against the Company or such Subsidiary, as the case may be, and against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law, now or hereafter in effect, affecting creditors’ rights and remedies generally and by general principles of equity.  Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to a Material Contract, has violated any provision of, or taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

(c) Neither the Company nor any of its Subsidiaries is party to any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (whether now, or after the consummation of the transactions contemplated by this Agreement) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries.

(d) Complete and correct copies of each Material Contract, as amended and supplemented, have been made available to Buyer by the Company.

Section 3.13.  Government Contracts.  (a) Except as set forth in Schedule 3.13(a), the Company and its Subsidiaries have complied with all applicable requirements of the U.S. Government Cost Accounting Standards, the Federal Truth in Negotiations Act and any other U.S. and non-U.S. laws, rules, regulations or orders applicable to any Government Contract or Bid.

(b)           Schedule 3.13(b) sets forth each Government Contract with respect to which:

(i)           the Company or any Subsidiary of the Company is in default or breach;

(ii)           the aggregate direct or indirect costs incurred or expected to be incurred will exceed any limitation on costs or other similar provision;

(iii)           the Company or any Subsidiary of the Company expects to recognize a loss at the gross profit level (determined in accordance with GAAP);

(iv)           full funding (pursuant to multi-year contract provisions) has not been established; or

(v)           any party thereto has amended, other than in the ordinary course of business consistent with past practices.

(c)           Schedule 3.13(c) sets forth each of the Company’s and its Subsidiaries’ past and current Government Contracts that require or result in the ownership, possession, control, manufacture or export of “defense articles” (including “technical data”) or “defense services”, as those terms are defined under sections 120.6, 120.10 and 120.9, respectively, of ITAR, for which the Company and/or its Subsidiaries have current or expect to have future obligations, and accurately summarizes the current and future obligations the Company and/or its Subsidiaries have under each such Government Contract and the termination provisions in respect of such obligations.

(d)           Schedule 3.13(d) sets forth each Government Contract listed in Schedule 3.13(c) for which the Company and/or its Subsidiaries have any current or expect to have any future performance obligations (the “Current Military Contracts”).  Other than under the Current Military Contracts, none of the Company or any of its Subsidiaries has any current or expects to have future obligations other than accounting or administrative closeout under any Government Contract.

(e)           Except as set forth on Schedule 3.13(e):

(i)           there are no audits of any Government Contracts being conducted by the U.S. Government or the U.K. Government, a prime contractor or any other party to any Government Contract, other than those conducted in the ordinary course of business consistent with past practice; and

(ii)           except to the extent finally resolved (and any liability relating thereto having been paid or reflected on the Balance Sheet), neither the Company nor any Subsidiary of the Company has with respect to any Government Contract received any written:

(A)           cure notice or show cause notice (as defined in the Federal Acquisition Regulations Part 49, ¶ 49.607 (a) and (b)) pursuant to applicable contract default provisions or notice of default;

(B)           contract termination, whether for default, convenience, cancellation or lack of funding or other reasons;

(C)           final decision or unilateral modification assessing a price reduction, penalty or claim for damages or other remedy;

(D)           claim based on assertions of defective pricing or violations of government cost accounting standards or cost principles;

(E)           request for an equitable adjustment of, or claim by any customer, subcontractor or supplier of the Company or any Subsidiary of the Company;

(F)           disallowance, written questioning or other written challenge of any material direct or indirect costs; or

(G)           notice of any investigation or enforcement proceeding of a criminal, civil or administrative nature by any investigative or enforcement agency of any government (including any qui tam action brought under the Civil False Claims Act alleging any irregularity, misstatement or omission); and

(iii)           to the knowledge of the Company, no amount of money due to the Company or any Subsidiary of the Company with respect to any Government Contract has been withheld or set off nor has any claim been made to withhold or set off money and the Company and its Subsidiaries are entitled to all progress payments received with respect thereto.

(f)           Except as set forth in Schedule 3.13(f), neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any of the officers or employees of the Company and its Subsidiaries, is suspended or debarred from doing business with or obtaining export licenses or approvals from any agency of the U.S. Government or the U.K. Government or is the subject of a finding of nonresponsibility or ineligibility for U.S. Government or U.K. Government contracting.

(g)           Except as set forth in Schedule 3.13(g), (i) neither the Company nor any Subsidiary of the Company, nor to the knowledge of the Company, any of their directors, officers, employees, consultants or agents is, or during the past three (3) years has been, under administrative, civil or criminal investigation, indictment or information by the U.S. Government or U.K. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid and (ii) during the past three (3) years, neither the Company nor any Subsidiary of the Company has conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government or the U.K. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Bid.

(h)           Except as set forth in Schedule 3.13(h), there are no (i) claims pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company by the U.S. Government or the U.K. Government or by any prime contractor, subcontractor, vendor or other Person arising under or relating to any Government Contract or (ii) material disputes before any court or administrative agency between the Company or any Subsidiary of the Company and the U.S. Government or the U.K. Government under the Contract Disputes Act or any other statute or regulation or between the Company or any Subsidiary of the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.  Except as set forth in Schedule 3.13(h), neither the Company nor any Subsidiary of the Company has received any draft or final post award audit report.

(i)           Except as set forth in Schedule 3.13(i), all material test and inspection results provided by the Company or any Subsidiary of the Company to the U.S. Government or the U.K. Government or to any other Person pursuant to any Government Contract or as a part of the delivery to the U.S. Government or the U.K. Government or to any other Person pursuant to a Government Contract of any article designed, engineered or manufactured by the Company or any Subsidiary of the Company were complete and correct in all respects as of the date so provided.  Except as set forth in Schedule 3.13(i), the Company and its Subsidiaries have provided in all material respects all test and inspection results to the U.S. Government or the U.K. Government or to any other Person pursuant to a Government Contract as required by Applicable Law and the terms of the applicable Government Contracts.

(j)           As used in this Clause, “Bid” means any written offer by the Company or any Subsidiary that if accepted would lead to a Government Contract; “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind in writing (i) between the Company or any Subsidiary of the Company and (A) the U.S. Government or the U.K. Government (acting on its own behalf or on behalf of another country or international organization), (B) any prime contractor of the U.S. Government or the U.K. Government, (C) any subcontractor with respect to any contract described in clauses (A) or (B) above or (ii) financed by the U.S. Government or the U.K. Government and subject to the rules and regulations of the U.S. Government or the U.K. Government, as the case may be, concerning procurement; “U.S. Government” means the United States Government and any agencies, instrumentalities and departments thereof; “U.K. Government” means Her/His Majesty’s Government and any agencies, instrumentalities and departments thereof.

Section 3.14.  Litigation.  (a) There is no claim, action, suit, investigation, proceeding, arbitration or audit (or any basis therefor) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any Subsidiary of the Company or any of their respective properties before any arbitrator or any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents.

(b) No Governmental Authority has indicated in writing an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries, except for audits, investigations or reviews that are in the ordinary course of business or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, if adversely determined.

(c) There is no judgment, decree, order, injunction, writ or rule of any Governmental Authority or any arbitrator outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.15.  Compliance with Laws and Governmental Authorizations.  (a) Neither the Company nor any Subsidiary of the Company is in violation in any material respect of, and has not violated in any material respect, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation in any material respect of, any Applicable Law, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company’s knowledge, no condition or state of facts exists that is reasonably likely to give rise to a violation in any material respect of, or a material liability or default under, any Applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its businesses and operations as currently conducted.  To the knowledge of the Company, there have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, amendment or cancellation of any such Governmental Authorizations.

Section 3.16.  Taxes. (a) The Company and each of its Subsidiaries has filed or caused to be filed with the appropriate Taxing Authority, within the times and in the manner prescribed by Applicable Law, all federal, provincial, local and foreign Tax Returns which are required to be filed by or with respect to it.  The information contained in such Tax Returns is correct and complete in all material respect and such Tax Returns reflect accurately in all material respects all liability for Taxes of the Company or any Subsidiary of the Company, as the case may be, for the periods covered thereby.

(b) The Company and each of its Subsidiaries has paid all Taxes which are due and payable within the time required by Applicable Law, and has paid all assessments and reassessments it has received in respect of Taxes, and where payment is not yet due, has established (or has had established on its behalf for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.  Neither the Company nor any Subsidiary of the Company has received any refund of Taxes to which it is not entitled.

(c) The liability for Taxes of the Company and each of its Subsidiaries have been assessed by all relevant Taxing Authorities for all periods up to and including December 31, 2006.  There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return by, or any payment of Taxes by, the Company or any of its Subsidiaries.

(d) There are no claims, actions, suits, audits, proceedings, investigations or other action pending or threatened against the Company or any of its Subsidiaries in respect of Taxes.  Neither the Company nor any Subsidiary of the Company is negotiating any final or draft assessment or reassessment in respect of Taxes with any Taxing Authority and neither the Company nor any Subsidiary of the Company has received any indication from any Taxing Authority that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period.

(e) Schedule 3.16(e) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

(f) The Company and each Subsidiary has withheld and collected all amounts required by Applicable Law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Taxing Authority within the time prescribed under any Applicable Law.

(g) There are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the Income Tax Act (Canada), or any equivalent provision under applicable provincial law, to the Company or any of its Subsidiaries.

(h) Neither the Company nor any Subsidiary is subject to any liability for Taxes of any other person, other than as a result of being a member of an affiliated group of which the Company or Altair US Holdings Inc. is the common parent.

(i) For all transactions between the Company or any Subsidiary of the Company at a time when such Subsidiary was resident in Canada for purposes of the Income Tax Act (Canada), on the one hand, and any non-resident Person with whom the Company or such Subsidiary of the Company was not dealing at arm’s length, for the purposes of the Income Tax Act (Canada), on the other hand, during a taxation year commencing after 1998 and ending on or before the Closing Date, the Company or such Subsidiary, as applicable, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).

(j) Neither the Company nor any of its Subsidiaries owns any real or immovable property situated in Canada, “Canadian resource properties” (within the meaning of the Income Tax Act (Canada)), “timber resource properties” (within the meaning of the Income Tax Act (Canada)), or options in respect of, or interests in, any of the foregoing (whether or not such property exists).

(k) For the purposes of this Agreement, “Tax” means (i) any and all tax, duty, fee, excise, premium, assessment, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).  “Tax Return” means any report, return, document, declaration, election, notice, form, designation, schedule or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

Section 3.17.  Properties. (a) The Company and the Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices or in transactions reflected on Current Reports on Form 8-K filed with the SEC prior to the date hereof.  None of such property or assets is subject to any Lien, other than Permitted Liens.

(b) With such exceptions as would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect, (i) there are no developments affecting any such property or assets pending or, to the knowledge of the Company, threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets and (ii) to the knowledge of the Company, such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar Applicable Law.

(c) The property and assets owned or leased by the Company or any Subsidiary, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company or any Subsidiary and are adequate to conduct such businesses as currently conducted.

(d) Schedule 3.17(d) sets forth a list of all real properties owned by the Company or any Subsidiary of the Company, including description and location thereof.

Section 3.18.  Intellectual Property.

(a) Schedule 3.18(a)(i) contains a true and complete list of each of the registrations and applications for registrations included in the Owned Intellectual Property Rights (the “Registered IP”).  Schedule 3.18(a)(ii) contains a true and complete list of all agreements (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding (x) non-exclusive licenses to customers entered into in the ordinary course of business and (y) licenses for Software that are commercially available on nondiscriminatory pricing terms with an aggregate acquisition cost of less than $10,000) pursuant to which the Company or any of the Subsidiaries is a party or is otherwise bound, and is granting or receiving any right to use, exploit or practice, or any covenant not to be sued under, any Intellectual Property Right (the “IP License Agreements”).

(b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the Business as currently conducted and as proposed to be conducted.  There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights.  The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish the Company’s or any of the Subsidiaries’ rights in any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(c) Neither the Company nor any Subsidiary has given to any Person an indemnity in connection with any Intellectual Property Right, other than indemnities that arise under sales contract of the Company or a Subsidiary entered into in the ordinary course of business.

(d) To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any Subsidiary, or any present or former officer, director or employee of the Company or any Subsidiary in which any Third Party is (i) challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights; (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any Subsidiary conflicts with, misappropriates, infringes or otherwise violates any Intellectual Property Right of any Third Party; or (iii) alleging that the Company or any Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party.  Except as set forth in Schedule 3.18(d), neither the Company nor any Subsidiary has received from any Third Party an offer to license any Intellectual Property Rights of such Third Party.

(e) None of (i) the Owned Intellectual Property or (ii) to the knowledge of the Company, the Licensed Intellectual Property Rights material to the operation of the Business, has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all such Licensed Intellectual Property Rights and Owned Intellectual Property Rights are valid and enforceable.

(f) The Company and the Subsidiaries are the sole and exclusive owners of, and hold all right, title and interest in and to, all Owned Intellectual Property Rights free and clear of any Liens.  In each case where Registered IP is held by assignment, the assignment has been duly recorded with the Governmental Authority from which such Registered IP issued or before which an application or application for registration is pending.  The Company and the Subsidiaries have taken all actions reasonably necessary to maintain and protect the Owned Intellectual Property Rights used in, or contemplated for use in, the Business as currently conducted or as proposed to be conducted, including payment of applicable maintenance fees and filing of applicable statements of use for Registered IP.

(g) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right.  The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights required to be held in confidence or for which the value to the Company or a Subsidiary is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property Right of the Company or any Subsidiary that is material to the Business or operation of the Company or any Subsidiary has been disclosed other than to employees, representatives, independent contractors and agents of the Company or any of the Subsidiaries pursuant to a written confidentiality agreement, substantially in the form previously disclosed to Buyer.

(h) The IT Assets operate and perform in a manner that permits the Company and the Subsidiaries to conduct their respective businesses as currently conducted and as proposed by the Company or any of the Subsidiaries to be conducted.  To the knowledge of the Company, no Person has gained unauthorized access to any of the IT Assets.  The Company and the Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

(i) To the knowledge of the Company, there are no defects (i) in any of the Software included in the Owned Intellectual Property or any of the Software otherwise owned by the Company or any Subsidiary of the Company (collectively, “Company Software”), or (ii) in any other Software included in the Licensed Intellectual Property that would prevent such Software from performing in accordance with its user specifications, and there are no viruses, worms, Trojan horses or similar programs in any such Software.  None of the Software included in the Company Software or distributed by the Company or any Subsidiary contains any software code that is licensed under any terms or conditions that require that any Software be (w) made available or distributed in source code form, (x) licensed for the purpose of making derivative works, (y) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (z) redistributable at no charge.

(j) The Company and the Subsidiaries have obtained all approvals necessary for the exporting from the country in which any product sold by the Company or any Subsidiary is developed and the importing to the country in which such product is directed in accordance with all applicable export and import control regulations, and all such export and import approvals throughout the world are in full force and effect, if applicable.

Section 3.19.  Insurance Coverage.  The Company and the Subsidiaries have all material insurance policies and fidelity bonds relating to, or covering the Company, the Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, which are of type and in amounts customarily carried by Persons of similar size to the Company conducting business similar to that of the Company or any of its Subsidiaries and which the Company believes are adequate for the operation of its and its Subsidiaries’ businesses.  The Company has furnished to Buyer a list of, and true and complete copies of, all insurance policies and bonds. All such insurance policies and bonds are in full force and effect, no written notice of cancellation has been received, and, to the knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no claim by the Company or any Subsidiary of the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, and, to the knowledge of the Company, there has been no threatened termination of any such policies.  All premiums payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. The Company and its Subsidiaries shall immediately after the Closing continue to have coverage under such policies and bonds.

Section 3.20.  Inventories.  The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by the Company and the Subsidiaries.  Since the Balance Sheet Date, the inventories of the Company and the Subsidiaries have been maintained in the ordinary course of business consistent with past practice.  All such inventories are owned free and clear of all Liens, other than Permitted Liens.  All of the inventories recorded on the Balance Sheet consist of, and all inventories of the Company and its Subsidiaries on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices and are and will be in quantities sufficient for the normal operation of the business of the Company and its Subsidiaries in accordance with past practice.

Section 3.21.  Receivables.  All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and its Subsidiaries as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet.  All accounts, notes receivable and other receivables arising out of or relating to such business of the Company and its Subsidiaries as of the Balance Sheet Date have been included in the Balance Sheet.

Section 3.22.  Labor Matters.  The Company and its Subsidiaries are in compliance with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages, hours, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, employee-related information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect.  There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board.

Section 3.23.  Employee Benefit Plans. (a) Schedule 3.23(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by the Company or any Affiliate and covers any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the “Employee Plans.”

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains, administers or contributes to (or is required to sponsor, maintain, administer or contribute to), or has in the past sponsored, maintained, administered or contributed to, (or been required to sponsor, maintain, administer or contribute to) any Employee Plan subject to Title IV of ERISA, or any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued.  The Company has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan, and there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) The consummation of the transactions contemplated by this Agreement or the other Transaction Documents will not (either alone or together with any other event) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.  There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Schedule 3.23(e) lists (i) all the agreements, arrangements and other instruments that give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Buyer and (ii) the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

(e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2009.

(g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(h) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet or accrued and paid in the ordinary course of business since the Balance Sheet Date.  There has not been any activity or proceeding of any labor organization or employee group to organize any such employees.  Furthermore, there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries.

(i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving any Employee Plan before any Governmental Authority.

(j) No current or former employee, director or independent contractor of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby or the other Transaction Documents.

(k) Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

Section 3.24. Employees.  Schedule 3.24 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries whose annual base salary exceeds $50,000 and (b) the wage rates for non-salaried employees of the Company and its Subsidiaries (by classification).  None of such employees and no other key employee of the Company and its Subsidiaries has indicated to the Company and its Subsidiaries as of the date hereof that they intend to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one (1) year after the Closing Date.

Section 3.25.  Environmental Matters. (a) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law;

(ii) there are no liabilities or obligations of, or relating to, the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, including those relating to offsite disposal, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability;

(iii) no Hazardous Substance has been Released by the Company or any of its Subsidiaries at, on or under any property now or previously owned, leased or operated by the Company or any of its Subsidiaries;

(iv) the Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws and have obtained and are, and have been, in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement or the other Transaction Documents; and

(v) there are no indemnities provided by either the Company or its Subsidiaries relating to Environmental Laws, Hazardous Substances, or otherwise relating to environmental matters under any agreements pertaining to divestiture of the Company’s Life Sciences and Performance Materials assets (as described in the 2009 Company 10-K), or under the Redemption Agreement or Definitive Agreement with the Sherwin-Williams Company dated April 30, 2010, for divestiture of the Company’s stake in Alsher Titania LLC, or otherwise.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Buyer at least five Business Days prior to the date hereof.

(c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, in New Jersey or Connecticut, and the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not require any action or trigger any requirement or filing under any Environmental Law, including the Indiana Responsible Property Transfer Act.

Section 3.26.  Products.  (a) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each of the products produced or sold by the Company or its Subsidiaries is, (A) in compliance with all Applicable Law and (B) fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made on the container or label for such product or in connection with its sale; and

(ii) there is no known design defect with respect to any of such products that would cause such products not to be fit for the ordinary purpose for which it is intended, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with Applicable Law and current industry practice with respect to its contents and use.

(b) The lithium titanate materials-related technology and craft owned by the Company is advanced and ready for scalable manufacturing, and the product generated therefrom are identical in terms of quality to the samples delivered to Buyer prior to the signing of this Agreement, in particular, the 1C charge and discharge cycle life of the Company’s single cell product is not lower than 12,000 times.

(c) The reserves set forth in the financial statements of the Company contained in the Company SEC Documents with respect to any liability associated with the failure of any product manufactured, sold, leased, or delivered by the Company or its Subsidiaries are in conformity with the applicable contracts, all Applicable Laws and have been calculated in accordance with GAAP. No product designed, manufactured, sold, leased, or delivered by the Company or its Subsidiaries is subject to any guaranty, warranty, or other indemnity or similar liability beyond the guaranties, warranties and indemnities set forth in the applicable contracts or implied under Applicable Law.

(d) Neither the Company nor its Subsidiaries have any liability (and, to the knowledge of the Company, there is no basis for any present or future action against the Company or its Subsidiaries giving rise to any such liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased, or delivered by the Company or its Subsidiaries.

Section 3.27.  Finders’ Fees.  Except for JMP Securities LLC and Charles Cheng, whose engagement agreements (and all indemnification and other agreements related to such engagement) have been made available to Buyer prior to the date hereof, whose fees and expenses will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or the Company or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.28.  Selling Documents.  The documents and information delivered to Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

Section 3.29.  Antitakeover Matters; Company Rights Plan.  (a) No “control share acquisition,” “fair price,” “moratorium” or other antitakeover law or similar statute or regulation arising under Canadian law applies or purports to apply to this Agreement, the other Transaction Documents and the other transactions contemplated hereby or thereby.

(b) Except as set forth in the Company Rights Agreement, the Company does not have outstanding shareholder purchase rights or “poison pill” or any other similar arrangements in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.  The Company has (i) approved and adopted an amendment to the Company Rights Agreement (the “Rights Agreement Amendment”) to render the rights issued under the Company Rights Agreement inapplicable to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and (ii) taken all actions necessary to ensure that (A) neither Buyer nor any of its Affiliates is an Acquiring Person (as defined in the Company Rights Agreement) and (B) none of a Stock Acquisition Date, Take-over Bid or Flip-in Event (each as defined in the Company Rights Agreement) shall occur by reason of the approval or execution of this Agreement or the other Transaction Documents, or the announcement or consummation of any of the transactions contemplated hereby and thereby. A copy of the Rights Agreement Amendment has been provided by the Company to Buyer prior to the date hereof.

Section 3.30.  Company Proxy Statement.  (a) Each document filed by the Company with the SEC in connection with the Company Shareholder Meeting described in Section 5.02(a), including the proxy or information statement of the Company for the purpose of voting on the Common Stock Issuance, any amendments or supplements thereto (the “Proxy Statement”), will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act, the Canada Business Corporations Act and applicable Canadian securities laws.

(b) Subject to Section 4.06, each time any Proxy Statement is distributed to shareholders of the Company or any other solicitation of shareholders of the Company is made by or on behalf of the Company or any of its Affiliates, and at the time of the shareholders vote, the Proxy Statement (as supplemented and amended, if applicable), in the light of the circumstances under which the statements contained in the Proxy Statement or any other solicitations are made, will not be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

(c) The information with respect to the Company and its Subsidiaries that the Company supplies with respect to any regulatory filing contemplated hereunder, when submitted to the relevant Governmental Authorities, in the light of the circumstances under which the statements contained in such regulatory filing and related attachments and supplements are made, will not be false or misleading with respect to any material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make the statements regarding the Company and its Subsidiaries made therein not false or misleading.

Section 3.31.  Listing.  The Company’s Common Stock is quoted on the NASDAQ Capital Market. The Company has not received any oral or written notice that its Common Stock will be delisted from the NASDAQ Capital Market nor that its Common Stock does not meet all requirements for the continuation of such quotation nor that the Company does not satisfy the requirements for the continued listing of its Common Stock on the NASDAQ Capital Market.

Section 3.32.  Questionable Payments.   Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of their respective current or former shareholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any of its Subsidiaries, has on behalf of the Company or any of its Subsidiaries: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any of its Subsidiaries; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.33.  Transactions with Affiliates. Except as disclosed in the Company SEC Documents, or filings made by Affiliates of the Company with the SEC, none of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company, is presently a party to any transaction with the Company or any of its Subsidiaries (other than as holders of capital stock, stock options, warrants and/or other rights convertible into or exercisable for capital stock, and for services as employees, officers and directors), that is required by governing rules to be disclosed in any filings with the SEC or filings by an Affiliate of the Company.

Section 3.34.  Insolvency.  (a) The Company on a consolidated basis is Solvent as of the date hereof and, provided that the Closing occurs, will be Solvent following the Closing.  “Solvent” when used with respect to any Person, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (1) the value of all “liabilities of such Person,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person on its existing debts as such debts become absolute and matured, and (B) such Person will be able to pay its liabilities, as they mature.

(b) No decree or order has been entered for relief in respect of the Company or any of its material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its material Subsidiaries or for any substantial part of the property of the Company or any of its material Subsidiaries or ordering the winding up or liquidation of the affairs of the Company or any of its material Subsidiaries, and such decree or order.  None of the Company nor any of its material Subsidiaries has commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consented to the entry of an order for relief in an involuntary case under any such law, or consented to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its material Subsidiaries or for any substantial part of the property of the Company or any of its material Subsidiaries, and none of the Company or any of its material Subsidiaries has made any general assignment for the benefit of creditors.

Section 3.35.  Investment Company.  The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the U.S. Investment Company Act of 1940, as amended.

Section 3.36.  Suspension of ATM Agreement.  The ATM Agreement has been validly suspended or terminated with immediate effect as of the date hereof and will stay suspended unless and until this Agreement is terminated in accordance with Article 8 hereof, and there shall be no sales of any capital stock of the Company thereunder during such period.

Section 3.37.  Governmental Restrictions on Export of the Company’s Products, Services or Technology.  Except as disclosed on Schedule 3.37, none of the Company’s products, technology or related services, including without limitation its LTO materials, lithium-titanate batteries and related technology, is subject to export licensing requirements under the Export Administration Regulations (“EAR”), 15 C.F.R. §§ 730 et seq and related statutes, the Arms Export Control Act, 22 U.S.C. 2778, the ITAR and related statutes, or any other applicable federal or state statute or regulation. The cessation of activities described in Section 5.10 and the taking of actions required by the closing condition set forth in Section 6.01(f)(i) or in Section 6.01(f)(ii) will not adversely affect the Business of the Company.

Section 3.38.  Representations.  The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

ARTICLE 4
Representations and Warranties of Buyer

Buyer represents and warrants to the Company as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Hong Kong and has all corporate powers required to carry on its business as currently conducted.

Section 4.02. Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and the other Transaction Documents will be at the Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes, and the other Transaction Documents will constitute at the Closing, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the 1934 Act and any applicable state securities laws; (ii) an early warning press release and report to be filed under Section 102.1 of the Securities Act (Ontario); (iii) an insider trading report under National Instrument 55-104 Insider Reporting Requirements and Exemptions; (iv) compliance with any applicable requirements of the HSR Act; and (v) such other actions or filings the absence of which would not reasonably be expected to prevent Buyer from consummating the transactions contemplated hereby.

Section 4.04.  Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation, bylaws or comparable organizational documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer.

Section 4.05. Financing.  Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

Section 4.06.  Information to be Provided. The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in the Proxy Statement, each time any Proxy Statement is distributed to the shareholders of the Company or any other solicitation of shareholders of the Company is made by or on behalf of the Company, and at the time of the shareholders vote, in the light of the circumstances under which the statements contained in the Proxy Statement or any other solicitation are made, will not be false or misleading with respect to any material fact regarding Buyer and its subsidiaries or omit to state any material fact regarding Buyer and its subsidiaries necessary in order to make the statements regarding Buyer and its subsidiaries made therein not false or misleading.  The information with respect to the Buyer and its subsidiaries that the Buyer supplies with respect to any regulatory filing contemplated hereunder, when submitted to the relevant Governmental Authorities, in the light of the circumstances under which the statements contained in such regulatory filing and related attachments and supplements are made, will not be false or misleading with respect to any material fact regarding the Buyer and its subsidiaries or omit to state any material fact regarding the Buyer and its subsidiaries necessary in order to make the statements regarding the Buyer and its subsidiaries made therein not false or misleading.

Section 4.07.  Questionable Payments.   Neither the Buyer nor, to the Buyer’s knowledge, any of its shareholders, directors, officers, employees, agents or other Persons acting on behalf of the Buyer, has on behalf of the Buyer or any of its Subsidiaries: (a) used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Buyer; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.08.  Absence of Certain Events.  No event described in Item 401(f) of Regulation S-K under the Securities Act applies to Buyer or, to the knowledge of the Buyer, its Affiliates (with all references to “Federal” or “State” being deemed to include all Governmental Authorities which has jurisdiction over Buyer).

Section 4.09.  Purchase for Investment.  (a) Buyer is purchasing the Purchased Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Securities and is capable of bearing the economic risks of such investment. Buyer is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act.

(b) Buyer understands that the Purchased Securities will not be registered under the Securities Act, or any state securities laws, in reliance upon exemptions from applicable registration requirements. Buyer understands and agrees that the Purchased Securities, or any interest therein, may not be resold or otherwise disposed of by Buyer unless the resale of the Purchased Securities is subsequently registered under the Securities Act or an exemption therefrom

(c) Buyer understands and agrees that each certificate or other document evidencing or representing the Purchased Securities shall be stamped or otherwise imprinted with a legend in the form set forth below or a similar legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE ISSUANCE DATE].

(d) The Buyer is aware that the Common Stock Issuance constitutes an acquisition of control of the Company for purpose of the Income Tax Act (Canada).

Section 4.10.  Litigation.  There is no action, suit, investigation or proceeding pending or, to the knowledge of Buyer, threatened against or affecting Buyer before any arbitrator or any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.11.  Finders’ Fees.  Except for PacBridge Capital Partners, whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5
Covenants of the Parties

Section 5.01.  Conduct of the Company.  Except for matters (x) expressly contemplated by this Agreement or the other Transaction Documents, (y) disclosed in Schedule 5.01 or (z) as otherwise consented to in advance in writing by Buyer, from the date hereof until the date of first meeting of the New Board following the Closing, the Company shall, and shall cause each of the Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its Governmental Authorizations necessary to conduct its business in the ordinary course consistent with past practice, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, and (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, except for matters (x) expressly contemplated by this Agreement, (y) as otherwise consented to in advance in writing by Buyer, or (z) as disclosed in Schedule 5.01, the Company shall not, and shall not permit any of the Subsidiaries to:

(a) amend its articles or bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) change the Company’s jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Nevada or any other jurisdiction;

(c) (i) split, combine or reclassify any shares of its capital stock (other than the Consolidation effected in accordance with Section 5.16), (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;

(d) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of (A) any shares of the Common Stock upon the exercise of Stock Options or warrants that are outstanding on the date of this Agreement in accordance with the terms of those options or warrants on the date of this Agreement and (B) any Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that has been made available to Buyer prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $75,000 individually;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $50,000 individually;

(g) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of Company product, inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $50,000 individually, and (iii) subject to approval of the Company Board, sales of shares of Spectrum Pharmaceuticals and/or auction-rate securities owned by the Company;

(h) other than in connection with actions permitted by Section 5.01(e) or Section 5.01(f), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(i) create, incur, assume, or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(j) (i) enter into any contract, agreement, arrangement or understanding of the type referred to in Section 3.12 or (ii) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(k) enter into, amend or modify in any respect any Government Contract (including to extend the terms thereof, but excluding termination or assignment of the same to a third party) if such contract involves the manufacture or export of “defense articles” (including “technical data”) or the provision of “defense services,” as those terms are defined under sections 120.6, 120.10, and 120.9, respectively, of ITAR or take any other action not required under any Current Military Contracts that would require or result in the ownership, possession, control, manufacture or export of new or additional “defense articles” (including “technical data”) or represent the provision of “defense services,” as those terms are defined under sections 120.6, 120.10, and 120.9, respectively, of ITAR;

(l) (i) with respect to any director, officer, employee or independent contractor of the Company or any of its Subsidiaries whose annual base salary exceeds $100,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, except, with respect to any director, officer, employee or independent contractor of the Company or any of its Subsidiaries whose annual base salary does not exceed $100,000, for increases in the ordinary course of business consistent with past practice;

(m) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(n) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(o) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date;

(p) sell, lease, license, assign, transfer, abandon, allow to lapse or otherwise dispose of, encumber or subject to any Lien, any Owned Intellectual Property other than in accordance with non-exclusive licenses to customers entered into in the ordinary course of business consistent with past practice; or

(q) agree, resolve or commit to do any of the foregoing.

For the avoidance of doubt, the Company shall not, and shall not permit any of the Subsidiaries to, take any actions relating to items set forth on Schedule 5.01 if the terms of such items are materially different from those disclosed in Schedule 5.01, without first disclosing such material differences to Buyer and obtaining the Buyer’s prior written consent.

Section 5.02.  Company Shareholder Meeting; Proxy Statement. (a) The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as practicable after the date hereof for the purpose of voting on the Common Stock Issuance.  Subject to Section 5.03, the Company Board shall (i) recommend to the Company’s shareholders their approval of the Common Stock Issuance by the Company’s shareholders, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval, (iii) not effect an Adverse Recommendation Change and (iv) otherwise comply with all legal requirements applicable to such meeting.

(b) Promptly upon request, Buyer shall use reasonable best efforts to provide such information reasonably requested by the Company for inclusion in the Proxy Statement.  As soon as practicable after the date hereof (and in accordance with Section 5.02(d)), the Company shall prepare and file the Proxy Statement with the SEC.  Subject to Section 5.03, the Proxy Statement shall include the recommendation of the Company Board in favor of approval by the Company’s shareholders of the Common Stock Issuance.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as soon as practicable after the date hereof.  The Company shall promptly provide copies, consult with Buyer and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and advise Buyer of any oral comments received from the SEC.  The Company shall ensure that the Proxy Statement complies in all material respects with the rules and regulations promulgated by the SEC under the 1934 Act, the Canada Business Corporations Act and applicable Canadian securities laws. The Company shall use its reasonable best efforts to cause the shares of Common Stock to be issued to Buyer pursuant to the transactions contemplated hereby to be listed on the NASDAQ Capital Market, subject to official notice of issuance and the timing of the completion of the Consolidation.

(c) The Company and Buyer shall make all necessary filings with respect to this Agreement and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws, applicable Canadian securities laws and the rules and regulations thereunder.  If, at any time prior to the Closing Date, any information relating to the Company or Buyer, or any of their respective Affiliates, officers or directors should be discovered by the Company or Buyer that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and on SEDAR and, to the extent required by law, disseminated to the shareholders of the Company.

(d) The Company and Buyer shall cooperate with each other in preparing and setting mutually acceptable dates for the filing of the Proxy Statement with the SEC and on SEDAR (and any supplements or amendments thereto, and its distribution to the shareholders of the Company. Without limiting the generality of the foregoing, (i) Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (and any supplements or amendments thereto) each time before it is filed with the SEC or on SEDAR, and reasonable and good faith consideration shall be given to any comments made by Buyer and its counsel, and (ii) the Company shall provide Buyer and its counsel with (A) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement (and any supplements or amendments thereto) promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.  No amendment or supplement to the Proxy Statement shall be filed without first giving Buyer a reasonable opportunity and period of time to review the same and provide comments on the same, to which reasonable and good faith consideration shall be given.

Section 5.03.  No Solicitation; Other Offers. (a) General Prohibitions.  Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiry, indication of interest or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or, (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or assist, participate in, knowingly facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (iii) (x) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries under the Company Rights Agreement, or (y) approve any transaction under, or any Third Party becoming an “interested shareholders” under Applicable Law, (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar instrument relating to any Acquisition Proposal, (v) (A) recommend in favor of any Acquisition Proposal, (B) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the Common Stock within ten (10) Business Days after the commencement (as defined in Rule 14d-2 under the 1934 Act) of such offer, (C) fail to make, withdraw or modify in a manner adverse to Buyer the Company Board Recommendation or take any action or make any statement inconsistent with the Company Board Recommendation,  or (D) resolve or agree to take any of the foregoing actions (any of the foregoing in this clause (v), an “Adverse Recommendation Change”).  It is agreed that any violation of the restrictions of the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions.  Notwithstanding Section 5.03(a), at any time prior to the approval by the Company’s shareholders of the Common Stock Issuance, the Company Board, acting directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with this Section 5.03, has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and a financial advisor of nationally recognized standing (including JMP Securities), constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms not less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 5.03 (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes to Buyer), (iii) following receipt of and on account of such Superior Proposal, (x) subject to compliance with Section 5.03(c), amend the Company Rights Agreement and make any other waivers under Applicable Law reasonably consistent with the provisions of this Section 5.03, and/or (y) subject to compliance with Sections 5.03(c) and 5.03(d), make an Adverse Recommendation Change, and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith by a majority vote, after consultation with the Company’s outside legal counsel, that the failure to take such action would result in a breach of its fiduciary duties under Applicable Law.  Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 5.03; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices.  The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.03(b) unless the Company shall have delivered to Buyer a prior written notice advising Buyer that it intends to take such action, and, after taking such action, the Company shall continue to advise Buyer on a current basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Buyer promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.  The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  The Company shall keep Buyer fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to Buyer copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters).  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 5.03(c).

(d) “Last Look”.  Further, the Company Board shall not make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 7.01(d)(ii)), unless (i) such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company promptly notifies Buyer, in writing at least ten (10) calendar days before taking that action, of its intention to do so, attaching the copy of the proposed definitive agreement under which such Superior Proposal is to be consummated, which shall be in final form in all material respect and include all schedules, annexes and exhibits thereto, and the identity of the Third Party making the Acquisition Proposal, and (iii)  Buyer does not make, within five (5) calendar days after its receipt of that written notification, an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal (as determined by the Company Board in good faith after considering the advice of outside legal counsel and a financial advisor of internationally recognized reputation) (it being understood and agreed that the Company shall not make an Adverse Recommendation Change or enter into any such binding agreement during the abovementioned period, and further understood that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new ten (10) calendar day period under this Section 5.03(d)).

(e)           Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for purchase of Common Stock of the Company or all or substantially all of the consolidated assets of the Company and its Subsidiaries, on terms that the Company Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized standing and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company’s shareholders than as provided hereunder (taking into account any proposal by Buyer to amend the terms of this Agreement pursuant to Section 5.03(d)), which the Company Board determines is reasonably likely to be consummated on the terms proposed without unreasonable delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, and for which financing is then fully committed or determined to be available by the Company Board.  In making such determination, the Company Board shall consider, without limitation, the following terms and conditions of the Acquisition Proposal and the transactions proposed by the Buyer: the potential strategic benefits or synergies of the respective transactions, the respective business plans proposed by the Buyer and such Third Party, and other potential cooperative and development opportunities that may arise as a result of the respective transactions.

(f)           Obligation to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 5.04.  Access to Information.  From the date hereof until the Closing Date and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records (including access to conduct environmental investigations, audits and assessments), (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as Buyer may reasonably request and assist Buyer, its counsel, financial advisors, auditors and other authorized representatives with further due diligence investigation of the Company and its Subsidiaries and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Buyer in its investigation of the Company and its Subsidiaries.  From the date hereof and until the Closing Date, there will be information sessions between the Company’s management and Buyer on at least a monthly basis, and Buyer will have the right to reasonably request for meetings with or access to the Company Board.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.  No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 5.05.  Notices of Certain Matters.  Prior to the Closing, the Company shall promptly notify Buyer of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any of the conditions set forth in Section 6.02(a) not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to Buyer.

Section 5.06.  Reasonable Best Efforts to Complete.  (a) Subject to the terms and conditions of this Agreement, each of Buyer and the Company will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) The Company and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) In furtherance but not in limitation of Sections 5.06(a) and 5.06(b), if applicable, Buyer and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby in a timely manner and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and shall use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The fees payable with respect to such filing shall be borne 50% by Buyer and 50% by the Company.

Section 5.07.  Antitakeover Laws.  In the event that any state “control share acquisition,” “fair price,” “moratorium” or other antitakeover or other similar Applicable Law is or becomes applicable to this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby, the Company and the Company Board shall grant such approvals and take such actions as are necessary and permitted by Applicable Law so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to render such antitakeover law inapplicable to this Agreement and the other Transaction Documents or any of the transactions contemplated hereby and thereby.

Section 5.08.  Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, each of Buyer and the Company shall hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that each of Buyer and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement or the other Transaction Documents and, with respect to Buyer, to its lenders or other Persons in connection with obtaining the financing for the transactions contemplated hereby or thereby so long as such party informs such Persons of the confidential nature of such information and any such Person agrees to treat it confidentially.  Each of Buyer and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.

Section 5.09.  Public Announcements.  Buyer and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby and, except in respect of any public statement or press release or regulatory filing as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before giving the other party reasonable prior notice and consultation.

Section 5.10.  Regulatory Matters. (a) Buyer and the Company shall prepare and submit a final joint Exon-Florio notification in accordance with the regulations implementing Exon-Florio (the “Exon-Florio Filing”) to the CFIUS as soon as practicable after the date hereof; and Buyer and the Company shall as promptly as practicable, but in any event within the time required to avoid possible rejection or deferred acceptance of the Exon-Florio Filing under 31 C.F.R. 800.403, respond to any inquiries from CFIUS or any other interested Governmental Authority and make any other requested submissions under Exon-Florio that are required to be made or that the parties agree should be made.

(b) As soon as practicable, the Company will file voluntary disclosures with DDTC and the Bureau of Industry and Security of the U.S. Department of Commerce (“BIS”) in connection with any noncompliance by the Company or its Subsidiaries with any U.S. export controls statutes or regulations; provided that the Company will file voluntary disclosures with respect to the events disclosed in Schedule 3.13(a) and Schedule 3.15 no later than 30 days after the date hereof.

(c) As soon as practicable after the date hereof, but in any event no later than 60 days after the date hereof, the Company shall work with outside counsel and a U.S. export compliance consultant and shall complete the jurisdiction and classification determination identified in Section 6.02(m), including but not limited to the provision of all information and data necessary for the U.S. export compliance consultant to complete its review.

(d) Unless approval is provided by DDTC prior to December 31, 2010 to permit the Company’s Specified Business to continue, the Company and its Subsidiaries will cease manufacturing and exporting “defense articles” and providing “defense services,” as those terms are defined under sections 120.6 and 120.9, respectively, of the ITAR upon the completion of the Current Military Contracts, which are expected to be completed no later than December 31, 2010.  Unless agreed to by Buyer, the approval of the DDTC referred to in the preceding sentence shall not impose any condition on the Buyer, the Company or any of its Subsidiaries that would, in Buyer’s reasonable discretion, have any adverse effect on Buyer, the Company or the transactions contemplated by this Agreement or the other Transaction Documents.  Within five (5) Business Days following the cessation by the Company and its Subsidiaries of manufacturing and exporting “defense articles” and providing “defense services”, the Company and its Subsidiaries will notify the DDTC, U.S. Department of State of a material change in the Company's Statement of Registration resulting from the cessation of such activities, pursuant to the requirements of ITAR section 122.4(a)(2), and shall request that DDTC invalidate the Company's registration code.

(e) As soon as practicable after their cessation of the activities described in the immediately preceding paragraph, the Company and its Subsidiaries will take all necessary action to ensure that the Company and its Subsidiaries no longer own, control, or possess any “defense articles,” including “technical data,” as those terms are defined under sections 120.6 and 120.10, respectively, of the ITAR.

(f) As soon as practicable after the date hereof, the Company shall, and shall cause its Subsidiaries to, withdraw any previously submitted proposal that if accepted may result in a Government Contract that involves or may involve the manufacture or export of “defense articles” (including “technical data”) or the provision of “defense services,” as those terms are defined under sections 120.6, 120.10, and 120.9, respectively, of ITAR.  In furtherance of and without limiting the foregoing, within three (3) Business Days after the date hereof, the Company shall cause Altairnano Inc. to withdraw the proposal identified on Schedule 5.10(f).

Section 5.11.  Securities Law Matters.  (a) The Company agrees to timely file a Form D with respect to the Purchased Securities as required by Regulation D under the 1933 Act and to provide a copy thereof to Buyer.  The Company shall take such action as the parties shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Purchased Securities for, sale to Buyer at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of Buyer.

(b) The Company shall file a Current Report on Form 8-K describing the material terms of the transactions contemplated by this Agreement as required by the 1934 Act and applicable Canadian securities laws, and Buyer and its counsel shall be given a reasonable opportunity to review and comment on all such filings before such documents (or any amendment or supplement thereto) are filed with the SEC or on SEDAR, and the Company shall include in such document any comments reasonably proposed by Buyer and its counsel.

(c) As long as Buyer owns any Purchased Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act and applicable Canadian securities laws.  As long as Buyer owns any Purchased Securities, if the Company is not required to file reports pursuant to the 1934 Act, it will prepare and furnish to Buyer and make publicly available in accordance with Rule 144(c) such information as is required for Buyer to sell the Purchased Securities under Rule 144.  The Company further covenants that it will take such further action as any holder of Purchased Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Purchased Securities without registration under the 1933 Act within the requirements of the exemption provided by Rule 144.

(d) The Company shall not, and shall not permit any Affiliate of the Company to, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that would be integrated with the offer or sale of the Purchased Securities in a manner that would require the registration under the 1933 Act of the sale of the Purchased Securities to Buyer.

Section 5.12.  Indemnification of Directors. Buyer agrees to cause the articles of incorporation, articles of continuance or similar charter document and bylaws of the Company to contain the provisions with respect to exculpation and indemnification of directors of the Company, and advancement of expenses in connection therewith, set forth in the articles of continuance and bylaws of the Company on the date of this Agreement (except that such provisions shall specifically confirm that the obligation to advance expenses applies to former directors and officers), which provisions shall not be amended for a period of six years after the Closing (unless such amendment is required by Applicable Law and except for amendments that do not adversely affect the rights of persons who immediately prior to the Closing Date were serving as directors or officers of Company).  This provision may not be amended or waived.

Section 5.13.  D&O Insurance.  For six years after the Closing, the Company shall provide officers’ and directors’ liability insurance, or purchase a “tail policy”, in each case, in respect of acts or omissions occurring prior to the Closing covering each person covered by the Company’s officers’ and directors’ liability insurance policy on the date hereof on terms with respect to coverage and amount comparable to those of such policy in effect on the date hereof as disclosed to Buyer.  This provision may not be amended or waived.

Section 5.14.  Independent Approval of Related Party Transactions.  Consistent with the NASDAQ listing rules, the Audit Committee of the Company Board or another independent body of Company Board (such body, the “Independent Committee”) shall conduct an appropriate review and oversight of related party transactions of the Company.  For a period of two (2) years after the Closing and so long as Buyer beneficially owns at least 51.0% of the voting securities of the Company, any transaction between the Company or any of its Subsidiaries, on the one hand, and the Buyer or its Affiliates (other than the Company and its Subsidiaries), on the other hand, that is material to the Company and its Subsidiaries taken as a whole shall be approved by the Independent Committee.  This provision may not be amended or waived except with approval of the Independent Committee.

Section 5.15.  Restructuring Efforts. If the Company shall have failed to obtain the Company Shareholder Approval for the Common Stock Issuance at the Company Shareholder Meeting (including any adjournment or postponement thereof), then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall, in good faith negotiate a restructuring of the transactions provided for herein and in the other Transaction Documents, (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Purchase Price, in a manner adverse to such party or its shareholders), and, if required by Buyer, to resubmit the transaction to Company’s shareholders for approval, with the timing of such resubmission to be determined at the reasonable request of Buyer.

Section 5.16.  Consolidation.  The Company and Buyer shall consult with each other as to the appropriate time to effect the Consolidation, which is expected to take place around mid-November and shall in any event take place prior to the Closing and at least 10 Business Days prior to December 20, 2010.  The ratio of pre-Consolidation shares of Common Stock to post-Consolidation shares of Common Stock shall not be greater than 4:1 without the prior written consent of the Buyer.

Section 5.17.  Employee Arrangements.  It is the intention of the Company and Buyer that the Company shall take appropriate steps to (i) amend the option arrangements as appropriate to reflect the current market conditions, and (ii) in cooperation with the Buyer, implement measures which retain key personnel with the Company.  In furtherance of the foregoing, promptly after the date hereof, the Company shall arrange for meetings between the Buyer and key personnel of the Company as may be identified by the Buyer, and the Company shall cause its senior management to take such reasonable actions to cooperate with the Buyer’s efforts to retain the key personnel and to refrain from taking any actions that would impede or frustrate the purpose of the Buyer in retaining key personnel of the Company.

Section 5.18.  Standstill.  Prior to the Closing, none of the Buyer, the Company, or any of their respective Affiliates shall acquire, or enter into any agreements or arrangements with respect to the acquisition of, Company Securities other than pursuant to the Transaction Documents; provided that if the Company amends or waives the Company Rights Agreement in favor of any Third Party prior to the Closing (including, without limitation, in connection with any Acquisition Proposal or Superior Proposal), the foregoing restrictions against the Buyer and its Affiliates shall be automatically amended such that only those restrictions that apply to such Third Party (and its Affiliates) pursuant to an agreement executed by such Third Party with the Company shall apply to Buyer (and its Affiliates).

Section 5.19.  Governmental Approvals for Fund Transfer. Buyer will submit as promptly as practicable following the date hereof all relevant applications for necessary PRC government approvals under Applicable Law.  Buyer will diligently pursue such applications and will keep the Company apprised of all communications with relevant authorities.  Buyer anticipates (but cannot warrant) that all approvals should be obtained within 20 Business Days from the submission of the relevant applications.

ARTICLE 6
Conditions to Closing

Section 6.01. Conditions to Obligations of Buyer and the Company.  The obligations of Buyer and the Company to consummate the Closing are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with the NASDAQ requirements and Applicable Law;

(b) no provision of any Applicable Law shall prohibit the consummation of the Closing;

(c) the shares of Common Stock to be issued to Buyer pursuant to the transactions contemplated hereunder shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance;

(d) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained;

(e) the government of the United States shall have completed its national security review and, if necessary, investigation under Exon-Florio, and shall have concluded that no adverse action with respect to the transactions contemplated by this Agreement and the other Transaction Documents is necessary, including any action to suspend or prohibit any of the transactions or to impose a condition on Buyer, the Company or any of its Subsidiaries that would have an adverse effect on the Business that would be unacceptable to the Buyer in its reasonable discretion or that would limit Buyer’s ability to exercise its ownership rights with respect to the Company; and

(f) each of the following shall have occurred:

(i) the Company and its Subsidiaries shall have taken all necessary action to ensure that the Company and its Subsidiaries do not own, control, or possess any “defense articles,” including “technical data”, as those terms are defined under sections 120.6 and 120.10, respectively, of the ITAR;

(ii) the Company and its Subsidiaries shall have ceased manufacturing and exporting “defense articles” and providing “defense services”, as those terms are defined under sections 120.6 and 120.9, respectively, of the ITAR;

(iii) the Company and its Subsidiaries shall have notified DDTC, U.S. Department of State of a material change in the Company's Statement of Registration resulting from the cessation of the activities listed in (ii), pursuant to the requirements of ITAR section 122.4(a)(2), and requested that DDTC invalidate the Company's registration code; and

(g) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

Section 6.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) the representations and warranties of the Company set forth in Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.05 (Capitalization), Section 3.06 (Subsidiaries), Section 3.27 (Finders’ Fees), and Section 3.29 (Antitakeover Matters; Company Rights Plan) shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations or warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), and (ii) the representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations or warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with, in the case of this clause (ii) only, such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date;

(c) no Material Adverse Effect shall have occurred since the date of this Agreement and be continuing for a period of over 15 calendar days or exist as of the Closing;

(d) Buyer shall have received a certificate of the Company, dated as of the Closing Date, executed by the Chief Executive Officer or Chief Financial Officer of the Company, that each of the conditions set forth in Section 6.02(a) through Section 6.02(c) has been satisfied;

(e) the Company shall have executed and delivered to Buyer each of the Transaction Documents to which the Company is a party which has not been executed and delivered by it prior to the Closing Date;

(f) Buyer shall have received from U.S. and Canadian legal counsel to the Company, an opinion in form and substance reasonably satisfactory to Buyer and its counsel;

(g) Buyer shall have received a certificate of the Company, dated as of the Closing Date, executed by the Secretary or Assistant Secretary of the Company, certifying as to (i) the certificate of incorporation and bylaws of the Company as in effect on the Closing Date, (ii) all resolutions of the board of directors (and committees thereof) of the Company relating to the Transaction Documents and the transactions contemplated thereby and (iii) the incumbency of all officers of the Company executing the Transaction Documents and any other agreement or document contemplated thereby;

(h) the Company shall have taken such actions such that at the Closing the Company Board shall consist of nine (9) directors, five (5) of whom shall have been designated by Buyer, three (3) of whom shall be independent directors (one of such independent directors shall be such individual designated by Al Yousuf LLC pursuant to the Al Yousuf Agreements), and one (1) of whom shall be an executive of the Company, and the Company shall have delivered resignations in form and substance reasonably acceptable to Buyer of each of the current directors of the Company who shall not have been designated by the Company pursuant to this Section 6.02(h);

(i) no stop order or suspension of trading shall have been imposed by the SEC or any Governmental Authority or regulatory body or the NASDAQ Capital Market with respect to public trading in the Common Stock;

(j) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any Governmental Authority, or by any other Person, domestic, foreign or supranational before any Governmental Authority (other than a Shareholder Derivative Action), (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (ii) seeking to restrain, prohibit or otherwise interfere with Buyer’s or any of its Affiliates’ (A) ability effectively to exercise full rights of ownership of the Purchased Securities, including the right to vote any shares of Common Stock acquired or owned by Buyer or any of Buyer’s Affiliates following the Closing Date on all matters properly presented to the Company’s shareholders, or (B) ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole; provided that any actions taken pursuant to Section 5.10 to divest any products or technology involving the sale of “defense articles” or “technical data,” shall not be deemed to constitute a nonfulfillment of the condition contained in this Section 6.02(j)(ii)(B), (iii) seeking to compel the disposal of or hold separate of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole; provided that any actions taken pursuant to Section 5.10 to divest any products or technology involving the sale of “defense articles” or “technical data,” shall not be deemed to constitute a nonfulfillment of the condition contained in this Section 6.02(j)(iii), or (iv) that otherwise is likely to have a Material Adverse Effect;

(k) there shall not have been any Applicable Law proposed, enacted, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any Governmental Authority, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (j) above;

(l) there shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any Governmental Authority against the Company or any of its Subsidiaries in connection with any noncompliance by the Company or its Subsidiaries with any export controls statutes or regulations;

(m) Buyer shall have received, from a U.S. export compliance consultant that is reasonably acceptable to both the Company and Buyer (whose fees shall be advanced by Buyer and reimbursed 100% by the Company if the Closing occurs, or 50% by the Company if this Agreement is terminated), a jurisdiction and classification determination that (i) identifies each of the products, technology, and related services possessed, produced, sold by, or under development by the Company or its Subsidiaries, (ii) indicates whether each product, technology and related service is under the jurisdiction of DDTC, BIS, or any other Governmental Authority, and (iii) states what, if any, the classification category is for each product, technology and related service.  The jurisdiction and classification determination shall demonstrate, to the satisfaction of Buyer, that:  (i) the closing conditions set forth in Sections 6.01(f)(i) and 6.01(f)(ii) have been satisfied, (ii) no products, technology, or related services that Buyer, its sole discretion, deems essential to the transactions contemplated by this Agreement or the other Transaction Documents or to the ongoing operation of the business of the Company after the Closing will be excluded from the transactions as a result of the actions required by closing condition set forth in Section 6.01(f)(i) or in Section 6.01(f)(ii); (iii) other than to countries identified in Part 746 of the EAR (“EAR Embargoed Countries”), the Company will not be prohibited from exporting or reexporting products, technology or related services possessed, produced, sold by, or under development by the Company or its Subsidiaries; and (iv) other than in EAR Embargoed Countries, the Company will not be prohibited from manufacturing outside the United States products produced, sold by, or under development by the Company or its Subsidiaries; and

(n) there shall not have been instituted or pending any shareholder derivative actions relating to the transactions contemplated hereby (“Shareholder Derivative Actions”) before any Governmental Authority that (x) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on the Buyer, the Company or their respective Affiliates or relating to the transactions contemplated by the Transaction Documents or (y) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability against the Buyer, the Company or their respective Affiliates.

Section 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) the representations and warranties of Buyer set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization) and Section 4.11 (Finder’s Fees), shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations or warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), and (ii) the representations and warranties of Buyer contained in this Agreement or in any certificate or other writing delivered by Buyer pursuant hereto (disregarding all materiality qualifications contained therein) shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations or warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with, in the case of this clause (ii) only, such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, prevent or delay beyond the End Date Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date; and

(c) the Company shall have received a certificate of Buyer, executed by an authorized officer of Buyer that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

ARTICLE 7
Termination

Section 7.01 .  Grounds for Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the End Date (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written agreement of the Company and Buyer;

(b) by either the Company or Buyer, if:

(i) the Closing has not been consummated on or before January 31, 2011 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by the End Date;

(ii) there shall be any Applicable Law that (A) makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (B) enjoins the Company or Buyer from consummating the transactions contemplated hereby and such injunction shall have become final and nonappealable;

(iii) if (A) the Company Shareholder Approval required by Section 6.01(a) shall not have been obtained at the Company Shareholder Meeting (including any adjournment or postponement thereof), and (B) five (5) Business Days shall have elapsed from the date of such meeting; provided that the parties may by mutual agreement extend such period referred to in clause (B);

(iv)a written termination of the review or clearance by the government of the United States of the transactions contemplated by this Agreement shall not have been obtained pursuant to Exon-Florio on or prior to the End Date, or the government of the United States shall have taken any action to suspend or prohibit the transactions contemplated by this Agreement or the other Transaction Documents or to impose a condition on Buyer, the Company or any of its Subsidiaries that would have an adverse effect on the Business that would be unacceptable to the Buyer in its reasonable discretion or that would limit Buyer’s ability to exercise its ownership rights with respect to the Company; or

(c) by Buyer, if:

(i) an Adverse Recommendation Change shall have occurred, or at any time after receipt or public announcement of an Acquisition Proposal, the Company Board shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Buyer;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 6.02(a) or 6.02(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(iii) there shall have been an intentional and material breach of any of the provisions contained in Section 5.02;

(iv) there shall have been an intentional and material breach of any of the provisions contained in Section 5.03;

(v) any products, technology, or related services that the Buyer, in its reasonable discretion, deems essential to the transactions contemplated by this Agreement or the other Transaction Documents or to the Business of the Company are required to be excluded from the transactions as a result of the actions required by the closing condition set forth in Section 6.01(f)(i) or in Section 6.01(f)(ii);

(vi) the Company is or will be prohibited from exporting or reexporting products, technology or related services (other than products or technology that constitute Specified Assets disposed of pursuant to Section 5.10(e)) possessed, produced, sold by, or under development by the Company or its Subsidiaries to countries other than EAR Embargoed Countries; or

(vii) the Company is or will be prohibited from manufacturing outside the United States products (other than products that constitute Specified Assets disposed of pursuant to Section 5.10(e)) produced, sold by, or under development by the Company or its Subsidiaries in countries other than EAR Embargoed Countries.

(d) by the Company, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied and such condition is incapable of being satisfied by the End Date; or

(ii) prior to the Company Shareholder Meeting, the Company Board shall have made an Adverse Recommendation Change in compliance with this Agreement, including Section 5.03, in order to enter into a definitive written agreement concerning a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 8.04(b)(i) and Section 8.04(b)(v) in accordance with the terms, and at the times, specified therein.

The party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give notice of such termination to each other party hereto.

Section 7.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided that if such termination shall result from the willful or intentional (i) failure of any party to fulfill a condition to the performance of the obligations of any other party, or (ii) failure of any party to perform a covenant hereof, in each case where such condition or covenant could be fulfilled with the reasonable best efforts of such party, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure.  The provisions of this Section 7.02 and Sections 5.08 (Confidentiality), 8.01 (Notices), 8.04 (Expenses), 8.06 (Governing Law), 8.07 (Jurisdiction), 8.08 (Waiver of Jury Trial), shall survive any termination hereof pursuant to Section 7.01.

ARTICLE 8
Miscellaneous

Section 8.01.   Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received), and shall be given, if to Buyer, to:

Canon Investment Holdings Limited
Villa 1, Huajing Garden
Jida, Zhuhai
Guangdong, China
Attention: Guohua Sun
Facsimile No.: +86 (756) 325-0839
Email: sun@yingtonggroup.com

with a copy to:

Davis Polk & Wardwell LLP
18th Floor, Hong Kong Club Building
3A Chater Road
Central, Hong Kong
Attention: Mark Lehmkuhler
Facsimile No.: +852 2533-3388
Email: mark.lehmkuhler@davispolk.com

if to the Company, to:

Altair Nanotechnologies Inc
204 Edison Way
Reno, Nevada 89502
Attention: General Counsel
Facsimile No.: +1 (775) 858-3731
Email: jfallini@altairnano.com

with a copy to:

Parr Brown Gee & Loveless
185 South State Street, Suite 800
Salt Lake City, UT 84111
Attention: Bryan T. Allen
Facsimile No.: +1 (801) 532-7750
Email: ballen@parrbrown.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.02.  Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under Applicable Law without such approval having first been obtained; provided further that after the Closing, no provision of this Agreement may be waived by the Company without the approval of the Independent Committee at such time (unless a more restrictive waiver or amendment provision is set forth therein in which case such more restrictive provision shall apply).

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03.  Disclosure Schedule and Company SEC Document References. (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document filed after December 31, 2009 and prior to the date hereof (as such reports have been amended prior to the date of this Agreement and including any Exhibits attached to or incorporated by reference into such reports regardless of the original filing date), shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties; provided that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures of risks and uncertainties therein that are predictive or forward-looking in nature, be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 8.04.  Expenses.  (a) General.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee and Reimbursement.

(i) If this Agreement is terminated by Buyer pursuant to Section 7.01(c)(i), 7.01(c)(ii), 7.01(c)(iii) or 7.01(c)(iv), or by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay to Buyer in immediately available funds $2,000,000 (the “Termination Fee”), in the case of a termination by Buyer, within five (5) Business Days after such termination, and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Buyer or the Company pursuant to Section 7.01(b)(i), 7.01(b)(iii), 7.01(b)(iv), 7.01(c)(v), 7.01(c)(vi), 7.01(c)(vii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Company Board or its shareholders and (C) within eighteen (18) months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its shareholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated, then the Company shall pay to Buyer in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(iii) Upon any termination of this Agreement pursuant to Section 7.01(b)(i), 7.01(b)(iii), 7.01(b)(iv), 7.01(c)(v), 7.01(c)(vi), 7.01(c)(vii), the Company shall reimburse Buyer and its Affiliates (by wire transfer of immediately available funds), no later than two (2) Business Days after such termination, for 100% of their out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) in connection with this Agreement and the transactions contemplated hereby including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions, up to an aggregate amount of $500,000; provided that any amount of expense reimbursement received by the Buyer shall be credited against any Termination Fee if payable under Section 8.04(b)(ii).  For the avoidance of doubt, the fees of the U.S. export compliance consultant advanced by the Buyer shall be reimbursed by the Company pursuant to the terms of Section 6.02(m) and shall be outside the $500,000 cap specified in the preceding sentence.

(iv) Upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company, the payment of the Termination Fee (and amounts under Section 8.04(b)(iii) and Section 8.04(b)(v)) shall be in lieu of damages, other than as set forth in Section 7.02 pursuant to which a party shall be fully liable for any and all liabilities incurred or suffered by the other party as a result of willful or intentional failure by such party to fulfill a condition to the performance of the obligations of any other party or to perform a covenant hereof, in each case where such condition or covenant could be fulfilled with the reasonable best efforts of such party.

(v) If this Agreement is terminated by Buyer pursuant to Section 7.01(c)(i) or by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay to Buyer in immediately available funds, simultaneously with, and in addition to, the Termination Fee an additional $1,000,000 (the “Early Termination Fee”).

(vi) The parties agree that if this Agreement is terminable pursuant to any of Sections 7.01(b)(iv), 7.01(c)(v), 7.01(c)(vi) or 7.01(c)(vii), on the one hand, and Section 7.01(b)(ii), on the other hand, then for purposes of Sections 8.04(b)(ii) and 8.04(b)(iii), this Agreement shall be deemed terminated pursuant to such applicable Sections 7.01(b)(iv), 7.01(c)(v), 7.01(c)(vi) or 7.01(c)(vii), as the case may be.

(c) Other Costs and Expenses.  The Company acknowledges that the agreements contained in this Section 8.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due to Buyer pursuant to this Section 8.04, it shall also pay any costs and expenses incurred by Buyer in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate as reported in the Money Section of the Wall Street Journal (or comparable publication if the Wall Street Journal is not in publication) from the date such fee, cost or expense was required to be paid to the payment date.

Section 8.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time (provided that such Affiliate is not owned or controlled by the PRC Government) and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 8.06. Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 8.07.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.08. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.09.  Non-Survival of Representations and Warranties; Indemnification.  The representations and warranties of the Company contained in this Agreement shall not survive beyond the Closing, and only the covenants that by their terms expressly survive the Closing shall survive following the Closing.

Section 8.10.  Counterparts; Delivery; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any signed counterpart may be delivered by facsimile or other form of electronic transmission with the same legal force and effect, for all purposes, as delivery of an originally signed agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 8.11. Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 8.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of the page intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CANON INVESTMENT HOLDINGS LIMITED
By:	/s/
Name:
Title:

ALTAIR NANOTECHNOLOGIES, INC.
By:	/s/
Name:
Title: